As filed with the Securities and Exchange Commission on January 16, 2007
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WINDSTREAM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-0792300
(State of Incorporation)	(I.R.S. Employer Identification No.)
4001 Rodney Parham Road
Little Rock, Arkansas 72212
(Address, including zip code, of
registrant’s principal executive offices)
WINDSTREAM 2007 DEFERRED COMPENSATION PLAN
(Full title of the plan)
John P. Fletcher
Executive Vice President and General Counsel
Windstream Corporation
4001 Rodney Parham Road
Little Rock, Arkansas 72212
Tel: (501) 748-7000
Fax: (501) 748-7400
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
	Amount to be	Aggregate Offering
Title of Securities to be Registered	Registered	Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$42,000,000	100%	$4,494

(1)	The Deferred Compensation Obligations being registered are unsecured obligations of Windstream Corporation to pay deferred compensation in the future in accordance with the terms and conditions of the Windstream 2007 Deferred Compensation Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Windstream Corporation (formerly known as Valor Communications Group, Inc.) (the “Registrant”) are incorporated herein by reference as of their respective dates of filing with the Securities and Exchange Commission (the “SEC”):
     (a) The Registrant’s registration statement on Form S-4 (Reg. No. 333-132073) filed with the SEC on February 28, 2006, as amended by Amendment No. 1 to Form S-4 filed April 12, 2006, Amendment No. 2 to Form S-4 filed May 2, 2006, Amendment No. 3 to Form S-4 filed May 23, 2006, Amendment No. 4 to Form S-4 filed May 26, 2006, and by the Registrant’s prospectus filed on May 26, 2006 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the “Securities Act”).
     (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006.
     (c) The Registrant’s Current Reports on Form 8-K filed on June 23, 2006, June 30, 2006, July 21, 2006, August 4, 2006, August 16, 2006, August 31, 2006, November 13, 2006, November 14, 2006, November 30, 2006, December 15, 2006, December 20, 2006 and January 4, 2007.
     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Under the Windstream 2007 Deferred Compensation Plan (the “Plan”), the Registrant will provide eligible employees of the Registrant and its participating affiliates with the opportunity to elect to defer a specified percentage of their future annual base salary and bonus. The Registrant may, in its sole discretion, credit additional contributions on behalf of certain participants. The deferred compensation obligations to be offered pursuant to the Plan (“Obligations”) consist of the unsecured contractual commitment of the Registrant and its participating affiliates to deliver at a future date any of the following: (i) deferred salary and bonus, (ii) Registrant contribution credits and (iii) hypothetical investment earnings on the foregoing amounts and (iv) in each case subject to reduction for losses on hypothetical investments. The Obligations are payable in cash at certain future dates specified by participants in accordance with the Plan or upon the occurrence of certain events, such as death, disability, other termination of employment or as otherwise contemplated in the Plan. The Obligations generally are payable in a lump sum or in installments, as elected by a participant in accordance with the Plan, and are subject to applicable tax withholdings. The Obligations are not transferable except at death. The Registrant may amend, terminate or freeze the Plan, in whole or in part except that no such action may reduce the amounts credited to a participant’s account or change the payment terms, unless required to comply with applicable laws. Up to $42,000,000 of Obligations are being registered under this Registration Statement to be offered pursuant to the Plan.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.
     As permitted by the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize further elimination or limiting of directors’ personal liability, then the Amended and Restated Certificate provides that the personal liability of directors will be eliminated or limited to the fullest extent provided under the Delaware General Corporation Law.
     As permitted by the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation and its Bylaws provide that (a) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (b) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (c) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain conditions and (d) the rights conferred by the Amended and Restated Certificate of Incorporation and Bylaws are not exclusive.
     The Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers provided that the corporation shall not eliminate or limit the liability of a director as follows:
     (a) for any action brought by or in the right of a corporation where the director or officer is adjudged to be liable to the corporation, except where a court determines the director or officer is entitled to indemnity;
     (b) for acts or omissions not in good faith or which involve conduct that the director or officer believes is not in the best interests of the corporation;
     (c) for knowing violations of the law;
     (d) for any transaction from which the directors derived an improper personal benefit; and
     (e) for payment of dividends or approval of stock repurchases or redemptions leading to liability under Section 174 of the Delaware General Corporation Law.

     The Delaware General Corporation Law requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.
     The Registrant maintains a director and officer insurance policy which insures the directors and officers of the Registrant against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as directors and officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Index to Exhibits following signature pages.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the Securities and Exchange Commission or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on this 16th day of January, 2007.

WINDSTREAM CORPORATION

By	/s/ Jeffery R. Gardner

Jeffery R. Gardner
President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Name	Title	Date

/s/ Jeffery R. Gardner Jeffery R. Gardner	President and Chief Executive Officer; Director (Principal Executive Officer)	January 16, 2007

/s/ Brent K. Whittington Brent K. Whittington	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 16, 2007

/s/ Tony Thomas Tony Thomas	Corporate Controller (Principal Accounting Officer)	January 16, 2007

* Samuel E. Beall, III	Director	January 16, 2007

* Dennis E. Foster	Director	January 16, 2007

* Francis X. Frantz	Director	January 16, 2007

* Jeffrey T. Hinson	Director	January 16, 2007

* Judy K. Jones	Director	January 16, 2007

Name	Title	Date

* William A. Montgomery	Director	January 16, 2007

* Frank E. Reed	Director	January 16, 2007

*  The undersigned, by signing his name hereto, executes this Registration Statement pursuant to powers of attorney executed by the above-named persons and filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement.

/s/ John P. Fletcher

John P. Fletcher
Attorney-in-Fact

INDEX TO EXHIBITS
The following exhibits are filed with this registration statement:
(4)	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS
4.1	Windstream 2007 Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Corporation’s Current Report on Form 8-K dated December 29, 2006)
(5)	OPINION RE LEGALITY
*5.1	Opinion of John P. Fletcher.
(23)	CONSENTS OF EXPERTS AND COUNSEL
*23.1	Consent of Deloitte & Touche LLP with respect to Valor Communications Group, Inc.

*23.2	Consent of PricewaterhouseCoopers LLP with respect to Alltel Holding Corp.

*23.3	Consent of John P. Fletcher (contained in his opinion filed as Exhibit 5.1).
(24)	POWERS OF ATTORNEY
*24.1	Powers of Attorney of each person whose signature on this registration statement was signed by another pursuant to a power of attorney.

*   Filed Herewith